Exhibit 10.27

MASTER LEASE AGREEMENT

This Master Lease Agreement (this “Agreement”), dated as of November 1, 2005 (the “Effective Date”), is between Aegis Communications Group, Inc, having its principal place of business at 8001 Bent Branch Drive, Irving, Texas 75063, together with its majority-owned subsidiaries (“Aegis”), and NationsHealth, Inc., having its principal place of business at 13650 N.W. 8th Street, Sunrise, Florida 33325 (“NationsHealth”).

WHEREAS, Aegis has the capability to provide health information management services, and NationsHealth has a need for such health information management services;

WHEREAS, NationsHealth is a party to a Strategic Agreement among Connecticut General Life Insurance Company (“CIGNA”), NationsHealth and United States Pharmaceutical Group, LLC (“USPG”), dated as of May 4, 2005 (the “Strategic Agreement”), pursuant to which NationsHealth provides certain marketing, enrollee communication, enrollee billing, enrollee premium collection, enrollment, and enrollee eligibility services to CIGNA in connection with the CMS-approved and CIGNA-sponsored Prescription Drug Plan under the Medicare Part D program (the “CIGNA Medicare Part D Prescription Drug Plan”), which services will be referred to hereinafter as the “NationsHealth Medicare Part D Services”; and

WHEREAS, Aegis and NationsHealth desire to enter into this Agreement setting forth the terms and conditions pursuant to which NationsHealth will lease or otherwise obtain from Aegis, and Aegis will provide to NationsHealth, certain personnel, Capacity (as defined in Section 2(j) below) and other assets relating to health information management services in connection with NationsHealth providing the NationsHealth Medicare Part D Services.

NOW, THEREFORE, NationsHealth and Aegis hereby agree as follows:

1.	Scope of Agreement. This Agreement sets forth the terms and conditions that will apply to the combination of certain of Aegis’s employees, assets and premises that together constitute Aegis’s operational capabilities to assist NationsHealth with NationsHealth’s Medicare Part D Services, which operational capabilities will be leased or otherwise provided by Aegis to NationsHealth.

2.	Definitions. Except as otherwise specified, the following terms will have the respective meanings set forth below whenever used in this Agreement and will include the singular as well as the plural:

(a)	“Advance” has the meaning set forth in Section (8).

(b)	“Aegis” has the meaning set forth in the preamble.

(c)	“Aegis Indemnified Parties” has the meaning set forth in Section 13(a).

(d)	“Aegis Non-Compete Covenants” has the meaning set forth in Section 11.

(e)	“Aegis Non-Renewal Notice” has the meaning set forth in Section 3 below.

(f)	“Agreement” has the meaning set forth in the preamble.

(g)	“Assets” has the meaning set forth in Section 4.

(h)	“Book Value” means the values assigned to the assets identified on Schedules 2, 3 and 4 attached hereto as of the Effective Date, subject to decrease as a result of depreciation expensed in accordance with generally accepted accounting principles to reflect the appropriate value of a given asset as of the date of the applicable determination.

(i)	“Call” means a single telephonic contact to, from or on behalf of an enrollee or potential enrollee of the CIGNA Medicare Part D Prescription Drug Plan with respect to that prescription drug plan, measured from the time it originates from or enters Aegis’s equipment to closure.

(j)	“Capacity” means the total number of physical, operational call center workstations for use by CSRs to perform the Services at an Aegis call center facility, supported by all hardware, software, licenses and other rights necessary for the continued operation of such workstations.

(k)	“Capacity Fixed Assets” has the meaning set forth in Section 4(b).

(l)	“Capacity Forecast” has the meaning set forth in Exhibit A, Section (a)(2).

(m)	“Capacity Intangible Assets” has the meaning set forth in Section 4(b).

(n)	“CIGNA” has the meaning set forth in the preamble.

(o)	“CIGNA Data” means, collectively, all data and information (a) relating to providers, enrollees, and Customers of CIGNA, or (b) CIGNA’s Confidential Information, or (c) CIGNA’s Intellectual Property.

(p)	“CIGNA Intellectual Property” or “CIGNA’s Intellectual Property” means all of CIGNA’s and its affiliates’ copyrights, patents, service marks, trademarks, designs, logos, brand names, Internet “URL” addresses, World Wide Web sites and all right, title and interest in and to any trade names, fictitious business names and all other intellectual property rights including all right, title and interest, including any license rights it has, in and to the names “CIGNA,” “CIGNA HealthCare,” “CIGNA Companies,” “Connecticut General Life Insurance Company,” and any derivation thereof and including CIGNA New Intellectual Property.

(q)	“CIGNA Medicare Part D Prescription Drug Plan” has the meaning set forth in the preamble.

(r)	“CIGNA New Intellectual Property” means all developed materials and other intellectual property that (a) are conceived, created or developed in connection with or in the course of Aegis’s provision of Services, and are modifications, enhancements, adaptations or derivative works or derived from or based on the CIGNA Data or CIGNA Confidential Information or any CIGNA Intellectual Property in all cases, regardless of who makes such modifications, enhancements, adaptations and derivative works of or derived from or based on the CIGNA Data or any CIGNA Intellectual Property, or (b) are conceived, created or developed to address, execute or embody a CIGNA-specific product, service, business process, including any modifications, enhancements, adaptations and/or derivative works of or based on any of the foregoing, in all cases, regardless of who conceives, creates, develops or makes any of the foregoing.

(s)	“Confidential Information” has the meaning set forth in Section 10.

(t)	“Connectivity Expenses” means all fixed and variable telecommunications charges and associated taxes and tariffs directly related to the performance of Services, including, but not limited to, charges from telecommunications carriers for leased and local voice telephone lines, DIDs, data connectivity and Internet access.

(u)	“Contractors” has the meaning set forth in Section 11(e).

(v)	“Customer” means a customer of CIGNA, in its capacity as a prescription drug plan sponsor, calling or receiving outbound calls via telephone for information.

(w)	“CMS” has the meaning set forth in Section 5(e).

(x)	“CSR” means an Aegis hourly production employee who performs Services for Customers.

(y)	“Deficiency” has the meaning set forth in Section 14(c).

(z)	“DID” means Direct-Inward-Dial, a service that enables callers to dial directly into an extension on a PBX (private branch exchange) and bypass the PBX’s built-in auto attendant.

(aa)	“Effective Date” has the meaning set forth in the preamble.

(bb)	“Expected Number of Calls” means the expected number of Routed Calls for which NationsHealth will be using the Services during any period.

(cc)	“Expiration Date” has the meaning set forth in Section 3.

(dd)

“Facility Expenses” means non-payroll expenses related to the lease and operation of an Aegis facility performing the Services incurred in the ordinary course of business. Facility Expenses include, but are not limited to, rent, wear and tear facility maintenance that are the responsibility of the tenant, repairs required in the ordinary course of business that are the responsibility of the tenant, customary facility insurance expenses, utilities, janitorial services, security services, property tax, training materials, supplies and other non-payroll expenses incurred in the ordinary course of owning and operating a facility.

(ee)	“Handle Time” means the total time spent on a Call including consultation, CSR hold time, after-call work as may be required, and wrap-up of a Call, but excluding any queue time.

(ff)	“HIPAA” has the meaning set forth in Section 5(e).

(gg)	“Leased Capacity” has the meaning set forth in Section 4(b).

(hh)	“Lease Payments” has the meaning set forth in Section 9.

(ii)	“Licensed Agent” means a CSR or Staff member that has obtained all licenses necessary for that CSR or Staff member to perform the Services.

(jj)	“Licensing Expenses” means expenses associated with (i) a CSR becoming and remaining a Licensed Agent for the purposes of performing Services; and (ii) expenses associated with Aegis acquiring and retaining such rights and licenses as may be required for Aegis to employ Licensed Agents

(kk)	“Managers” has the meaning set forth in Section 6.

(ll)	“Management Fees” has the meaning set forth in Section 9(c).

(mm)	“Month” means a calendar month.

(nn)	“NationsHealth” has the meaning set forth in the preamble.

(oo)	“NationsHealth Medicare Part D Services” has the meaning set forth in the preamble.

(pp)	“NationsHealth Indemnified Parties” has the meaning set forth in Section 13(b).

(qq)	“NationsHealth Termination for Cause” has the meaning set forth in Section 14(c).

(rr)	“NationsHealth Termination for Convenience” has the meaning set forth in Section 14(a).

(ss)	“New York Facility” means the Aegis call center located in New York, New York, as more fully described on Schedule 4, which has a maximum Capacity of 200 workstations and which is included in the Assets.

(tt)	“New York Expenses” has the meaning set forth in Section 9(d).

(uu)	“New York Purchase Option” has the meaning set forth in Section 15(a).

(vv)	“New York Purchase Price” has the meaning set forth in Section 15(a).

(ww)	“Operations Expenses” means non-payroll expenses incurred by Staff directly related to the effective discharge of the job responsibilities in support of the Services. Examples of Operations Expenses include, but are not limited to, reasonable travel and lodging expenses and sales taxes relating to the Services.

(xx)	“Outbound Calls” means all Calls originating from either the New York Facility or the Port St. Lucie Facility, including, but not limited to, calls to Customers, prospective customers or other calls related to the Services.

(yy)	“Payroll Expenses” means wage, salary, benefit, payroll tax, worker’s compensation and other direct expenses incurred by Aegis in employing personnel to provide the Services.

(zz)	“Personnel” has the meaning set forth in Section 4(a).

(aaa)	“Port St. Lucie Expenses” has the meaning set forth in Section 9(e).

(bbb)	“Port St. Lucie Facility” means the Aegis call center located in Port St. Lucie, Florida, as more fully described on Schedule 4, which has a maximum Capacity of 325 workstations and which is included in the Assets. The parties acknowledge that Aegis currently uses not more than forty (40) workstations for purposes other than the Services, however, such workstations will be available for use by NationsHealth in connection with the Services, and not used by any other party, within ninety (90) days of the Effective Date.

(ccc)	“Port St. Lucie Purchase Option” has the meaning set forth in Section 15(b).

(ddd)	“Port St. Lucie Purchase Price” has the meaning set forth in Section 15(b).

(eee)	“Prime Date” means the date that is six Months prior to the Expiration Date.

(fff)	“Prime Notice” has the meaning set forth in Section 15.

(ggg)	“Rolling Forecast” has the meaning set forth in Exhibit A, Section (I)(a)(2).

(hhh)	“Routed Calls” means the number of Customer Calls NationsHealth routes to Aegis during any period.

(iii)	“Services” means the services described in subsection (I)(a) of Exhibit A attached hereto provided by the Staff and CSRs using the Capacity, the Capacity Fixed Assets and the Capacity Intangible Assets according to the procedures, protocols and methods directed by NationsHealth in support of the NationsHealth Medicare Part D Services.

(jjj)	“Service Standards” has the meaning set forth in Section 5(h).

(kkk)	“Staff” means an Aegis employee having his or her primary workplace in an Aegis facility performing Services and assigned in a supervisory, support, or management role in furtherance of the Services. Staff employees include, but are not limited to, supervisors, team leads, recruiters, trainers, program and account managers, technical support, human resources, and quality and validation personnel.

(lll)	“Strategic Agreement” has the meaning set forth in the preamble.

(mmm)	“Training” means the period or periods in which a CSR is engaged in formal or informal activities prior to providing Services, or period of periods in which a CSR is temporarily assigned to activities other than providing Services. Training includes, but is not limited to, orientation training, licensing training and study, refresher training, HIPAA training, or other training activities necessary to enable CSR to become a Licensed Agent and effectively provide Services.

(nnn)	“USPG” has the meaning set forth in the preamble.

3.	Term. Subject to Section 14 (Termination) below, the term of this Agreement will commence on the Effective Date and will continue for thirty-six (36) Months, after which it will expire (the “Expiration Date”). This Agreement will automatically renew upon the same terms and conditions contained herein unless Aegis provides notice to NationsHealth that this Agreement will not renew within 10 days following the Prime Date; (such notice, an “Aegis Non-Renewal Notice”).

4.	Assets to be Leased or Provided. Aegis will lease or otherwise provide to NationsHealth under this Agreement the following items or assets (collectively the “Assets”):

(a)	All Staff and CSRs of Aegis that are engaged exclusively in providing the Services (the “Personnel”). The Personnel will include employees that are employed either as of the Effective Date or thereafter. The Personnel that are employed as of the Effective Date are identified on Schedule 1 together with their corresponding salary information. The parties acknowledge that Schedule 1 does not need to be completed as of the Effective Date, but will be completed within fifteen (15) days of the Effective Date and as required by Section 5(e).

(b)

All Capacity of the New York Facility and the Port St. Lucie Facility used by Aegis in providing the Services (the “Leased Capacity”). Subject to Section 29 (Ownership), the Leased Capacity is supported by (i) all of the fixed assets owned or leased by Aegis that are used exclusively in connection with the Services and located at the New York Facility and the Port St. Lucie Facility (including the lease agreements relating to the New York Facility and the Port St. Lucie Facility), including G3 telephone system and the computer systems; and (ii) the Avaya switch owned by Aegis in support of the Services, which is in use at NationsHealth’s Plantation, Florida, facility (collectively, the “Capacity Fixed Assets”). The Capacity Fixed Assets are identified on Schedule 2, with corresponding Book Values. The parties acknowledge that Schedule 2 does not need to be completed as of the Effective Date, but will be completed within fifteen (15) days of the Effective Date and as required by Section 5(e). Subject to Section 29 (Ownership), the Leased Capacity is also supported by all of Aegis’s intangible assets owned, leased or licensed that are used in connection with the Services, including software relating to the telephone and computer systems (the “Capacity Intangible Assets”). The Capacity Intangible Assets are identified on Schedule 3, with corresponding Book Values. The parties acknowledge that Schedule 3 does not need to be completed as of the Effective Date, but will be completed within fifteen (15) days of the Effective Date and as required by Section 5(e)

(c)	Workspace for three (3) NationsHealth staff members at the New York Facility and the Port St. Lucie Facility, and reasonable accommodation for workspace requirements associated with periodic visits to those facilities from NationsHealth staff members.

5.	Representations, Warranties and Covenants of Aegis. Aegis represents, warrants and covenants the following:

(a)	Aegis represents and warrants that the Assets have, as of the Effective Date, a total Capacity of 468 workstations. Aegis further covenants that the Assets will have a total Capacity of 525 workstations within 90 days of the Effective Date and thereafter throughout the term of this Agreement, and that Aegis will bear the costs associated with raising the total Capacity of the Assets (whether by building and outfitting new workstations or making available workstations currently committed on other non-NationsHealth projects) from 468 workstations to 525 workstations.

(b)	Aegis represents and warrants that the Capacity is, as of the Effective Date, in good, operational condition with all hardware, software and infrastructure necessary for Aegis to provide the Services.

(c)

Aegis covenants that it will, through the term of this Agreement, maintain the Capacity in good, operational condition with all hardware, software and infrastructure necessary for Aegis to provide the Services. Aegis will be responsible for all costs relating to repairs and maintenance of the Capacity, and will make all necessary repairs to comply with this covenant promptly upon discovery. For avoidance of doubt, Aegis’s obligations under this Section 5(c) do not include Facility Expenses, which will be the sole responsibility of NationsHealth under Section 9(d). For further avoidance of doubt, subject to Section 5(a), NationsHealth will be solely responsible under Section 9(g) for the costs associated with any upgrades, changes, or improvements to the Capacity or the infrastructure relating to the Capacity subsequent to the Effective Date; however, in the event that Aegis wishes to make any such upgrades, changes or improvements to the Capacity or the infrastructure relating to the Capacity, Aegis will be reimbursed by NationsHealth for such upgrades, changes or improvements only if Aegis and NationsHealth agree on the upgrades, changes or improvements prior to their execution.

(d)	Aegis covenants that it will screen and perform background checks, including any criminal records, as part of hiring all of the Personnel, and that it will terminate or remove from the Services any of the Personnel that are unable to become a Licensed Agent. Aegis covenants that it will obtain such license(s) as may be necessary for it to employ Licensed Agents to perform the Services.

(e)	Aegis covenants that it will comply with the same restrictions and conditions that apply to NationsHealth pursuant to its Strategic Agreement with CIGNA with respect to “Protected Health Information” as that term is defined under the Federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and that it will implement reasonable and appropriate safeguards to protect “Electronic Protected Health Information” as that term is defined under HIPAA. Moreover, Aegis covenants that it will comply with all instructions and guidelines of the Centers for Medicare and Medicaid Services (“CMS”), and all applicable legal requirements including, but not limited to, requirements related to the record-keeping, any employee screening and/or health insurance agent or other necessary licensing requirements and requirements associated with HIPAA. Aegis covenants that it will comply with all applicable Federal laws, regulations and CMS instructions that relate to this Agreement and its performance hereunder.

(f)	Aegis represents and warrants that, as of the Effective Date, it either owns, or has all necessary rights, licenses, leases and consents required to use the Capacity Fixed Assets, the Capacity Intangible Assets, the New York Facility and the Port St. Lucie Facility, identified in Schedules 2, 3 and 4, respectively, in the manner currently used and proposed to be used under this Agreement, without interference, subject to matters of record and the terms and conditions of applicable licenses, leases or other agreements affecting same; provided, that such matters of record and terms and conditions will not materially affect the Services contemplated under this Agreement. Aegis covenants that it will maintain the right to use the Assets during the term of this Agreement, without interference, including making all payroll, licensing and lease payments. Subject to the terms and conditions of Aegis’s lease agreements for the New York Facility and the Port St. Lucie Facility, respectively, Aegis covenants that NationsHealth will be permitted to exclusively brand the New York Facility and the Port St. Lucie Facility, including the use of the CIGNA brand, as permitted by CIGNA.

(g)	Aegis covenants that it will immediately notify NationsHealth of any material changes to the Assets, and will provide NationsHealth with an updated version of Schedules 1, 2, 3 and 4 on a quarterly basis. The reports will be in a format agreed upon by the parties.

(h)	Aegis covenants that it will meet the standards relating to the Services set forth on Exhibit A (the “Service Standards”).

(i)	Aegis covenants that it will dutifully and rapidly execute actions and changes outlined and requested by NationsHealth consistent with this Agreement.

(j)	Aegis covenants that it will share with NationsHealth and implement Aegis’s best practices in its performance of the Services.

(k)	Aegis acknowledges that it may come into possession of NationsHealth’s data and electronic information and that such data and electronic information is the property of NationsHealth. Aegis further acknowledges that it may come into possession of CIGNA Data, and that CIGNA Data is the property of CIGNA. Aegis covenants that its use and management of CIGNA Data will be as described in Exhibit B.

(l)	Aegis represents and warrants that it has the requisite corporate power and authority to enter into and perform this Agreement in accordance with the terms hereof.

(m)	Aegis represents and warrants that, as of the Effective Date, the execution and delivery of this Agreement has been duly authorized by all necessary corporate action and that no further consent or authorization is required by Aegis, its board of directors or its stockholders.

(n)	Aegis represents and warrants that, as of the Effective Date, this Agreement has been duly executed and delivered by Aegis, and that upon execution and delivery this Agreement constitutes the valid and binding obligations of Aegis enforceable against Aegis in accordance with its terms.

(o)	Aegis covenants that it will develop, with the assistance and approval of NationsHealth, a disaster recovery plan as further described in Exhibit C; provided, that NationsHealth will bear the reasonable costs of any capital expenditures required to implement such disaster recovery plan.

(p)	Aegis covenants that it will maintain adequate physical security to ensure that Aegis complies with the covenants set forth in Sections (c), (d), (e) and (k) above, to be agreed to by Aegis and NationsHealth. Aegis makes no other warranties concerning the Assets.

(q)	Subject to Sections 9(d) and 9(e), Aegis covenants that it will maintain through the term of this Agreement the level of insurance on the Assets, to the extent applicable, that is in place on the Effective Date.

6.

Retention of Authority for the Personnel. The Personnel will at all times remain employees of Aegis and not employees of NationsHealth. At such times as the Personnel are providing Services hereunder, Aegis will designate managers of Aegis responsible for oversight of the Services, which managers will provide periodic reports, as requested, to NationsHealth (the “Managers”). Subject to Section 13(a) (Indemnities) and Section 13(c) (Termination), and except for management decisions that Aegis, in its sole discretion, deems necessary to achieve the Service Standards, the Managers will direct and supervise the work of the Personnel pursuant to the protocols, procedures, measurements and directives of NationsHealth. Without limiting the foregoing, and except as otherwise provided in this Section 6, during the term of this Agreement, NationsHealth will have the authority and right to direct all lawful managerial decisions, including, but not limited to, the following relating to the Personnel and the Assets: (a) to determine the hiring, staffing and scheduling requirements for the Personnel; (b) to determine the means and methods to be utilized by the Personnel in the provision of Services; (c) to change the directives regarding the means and methods to be utilized by the Personnel with respect to the Services at any time; (d) to determine the compensation for the Personnel; (e) to determine the training for the Personnel; (f) to determine the business processes employed at the New York Facility and the Port St. Lucie Facility; (g) to determine the employee performance guidelines which will apply to the Personnel; (h) to determine the content and method of Personnel communications during Calls; (i) the appearance and work environment of the New York Facility and the Port St. Lucie Facility, including the right to make improvements, modifications and cosmetic changes thereto; and (j) determine the assignment of the Personnel to the Services, including, but not limited to, having the right to insist that any member of the Personnel be removed from providing the Services at any time. Any exercise of authorities and rights by NationsHealth under this Section 6 will be taken in consultation with Aegis, provided however, such consultation will not limit NationsHealth’s rights hereunder, and will be communicated jointly by NationsHealth and Aegis to the extent reasonably practical.

7.	Consents. The obligations of the parties relating to Section 15 hereunder are expressly conditioned upon Aegis obtaining all consents from third-parties to the extent necessary for Aegis to (i) lease, assign, license, or otherwise transfer the Assets to NationsHealth; or (ii) to use the Assets in any manner not expressly permitted under any lease, license or agreement between Aegis and any relevant third party. Aegis will use its commercially reasonable efforts to obtain such consents as required.

8.	Project Development Payment. On the Effective Date, NationsHealth will pay Aegis an advance of $750,000 to be applied the Lease Payments (as defined in Section 9 below) relating to the Services (the “Advance”). Aegis will credit the Advance against amounts owed by NationsHealth to Aegis for Lease Payments as such Lease Payments accrue. If this Agreement is terminated for any reason, any amounts of the Advance that have not been used to pay for Lease Payments that have accrued prior to the termination date will be returned to NationsHealth on the termination date. Within two days of the Effective Date, Aegis agrees to provide NationsHealth written documentation of Aegis’s expenses incurred in connection with the Services, and for which Advance proceeds were spent.

9.	Payment for Services. NationsHealth will pay to Aegis for the Assets a lease payment equal to the sum of the following (collectively the “Lease Payments”):

(a)	All CSR-related Payroll Expenses incurred by Aegis in providing the Services, including expenses incurred during Training. Such expenses include those expenses incurred prior to the Effective Date and that specifically relate to the Services.

(b)	All Staff Payroll Expenses incurred by Aegis in providing the Services. Such expenses include those expenses incurred prior to the Effective Date and that specifically relate to the Services.

(c)	[Redacted]

(d)	All of the Facility Expenses, Operations Expenses and Connectivity Expenses of the New York Facility included in the Assets, including those expenses incurred prior to the Effective Date and that relate specifically to the Services (“New York Expenses”), provided however, if NationsHealth uses less than 50% of the Capacity of the New York Facility, NationsHealth will have the option upon sixty (60) days written notice to reduce its obligation to pay the New York Expenses 50% (or some other percentage agreed to by Aegis and NationsHealth). If NationsHealth exercises this option, Aegis will be permitted to lease the Capacity not used by NationsHealth to any person that does not violate Aegis Non-Compete Covenants contained in Section 11.

(e)	All of the Facility Expenses, Operations Expenses and Connectivity Expenses of the Port St. Lucie Facility that are included in the Assets, including those expenses incurred prior to the Effective Date and that relate specifically to the Services (“Port St. Lucie Expenses”), provided however, if NationsHealth uses less than 50% of the Capacity of the Port St. Lucie Facility, NationsHealth will have the option upon sixty (60) days written notice to reduce its obligation to pay the Port St. Lucie Expenses by 50% (or some other percentage agreed to by Aegis and NationsHealth). If NationsHealth exercises this option, Aegis will be permitted to lease the Capacity not used by NationsHealth to any person that does not violate Aegis Non-Compete Covenants contained in Section 11.

(f)	The maintenance costs associated with the Avaya switch owned by Aegis and in use at NationsHealth’s Plantation, Florida facility.

(g)

All improvements implemented at the New York Facility and the Port St. Lucie Facility, which are specifically requested to be made by NationsHealth in writing, provided however, NationsHealth will not be responsible for the payment for capital expenditures necessary for Aegis to establish as set forth in this Agreement, the viability of the New York Facility and the Port St. Lucie Facility as operating and functioning call centers with a total Capacity of 525 workstations capable of providing the Leased Capacity to NationsHealth. To the extent not a fixture, any improvements paid for by NationsHealth will become the property of NationsHealth, and, at no additional cost to NationsHealth, will be returned to

NationsHealth upon the termination of this Agreement or upon NationsHealth’s exercise of one or both of its Purchase Options, as the case may be, as set forth in Section 15 (Purchase Options). NationsHealth will be responsible for the cost of repair of any damages to the facilities resulting from the removal of NationsHealth’s property upon the termination of this Agreement and, if required under any facility lease, for the cost of restoring a given facility to its condition as it existed before any NationsHealth–approved improvements were made.

(h)	All Licensing Expenses.

Statements for the Lease Payments will be invoiced, including back-up documentation relating to expenses, as follows:

i.	Invoices will be issued bi-weekly for Payroll Expenses and Management Fees as described in Section 9(a), 9(b) and 9(c) above. A final invoice for the bi-weekly activity will be submitted to NationsHealth within fifteen (15) days following the end of each bi-weekly period.

ii.	Invoices will be issued monthly for expenses detailed in Sections 9(d), 9(e) and 9(f) above. A final invoice for the previous monthly period will be submitted to NationsHealth no later than the 15th day following the month of the accrual of any expense incurred. Any expenses not reported within ninety (90) days will be deemed waived by Aegis.

iii.	Terms for billing for all invoices will be net thirty (30) days.

Other than Payroll Expenses, Connectivity Expenses and any rent-related Facilities Expenses, Aegis will obtain NationsHealth’s prior written approval for any expenses for which Aegis seeks reimbursement from NationsHealth that exceeds $25,000. Except for fees or expenses disputed in good faith by either party, which Aegis and NationsHealth agree to promptly discuss and attempt in good faith to resolve informally, any fees or expenses not paid within thirty (30) days of when due will thereafter bear interest until paid at a rate equal to the lesser of (i) one percent (1%) per month, or (ii) the highest rate allowed by applicable law. If Aegis and NationsHealth cannot informally resolve fees or expenses disputed in good faith within thirty (30) business days, Aegis and NationsHealth agree to appoint a mediator reasonably acceptable to both parties and attempt to resolve the dispute through mediation within ten (10) additional business days. The decision of the mediator will not be binding on the parties. Aegis and NationsHealth agree to evenly divide the costs of any mediator selected by them. Unless otherwise agreed by the Aegis and NationsHealth, upon resolution, fees and expenses that had been disputed in good faith will be immediately due and payable and will thereafter bear interest until paid according to this Section 9.

10.	Confidentiality. In connection with the activities contemplated by this Agreement, each party may have access to confidential or proprietary technical, financial or business information of the other party (“Confidential Information”). Each party will protect the confidentiality of the other party’s Confidential Information. Aegis recognizes the extreme confidential nature of some or all of the information it may receive, including confidentiality requirements established by HIPAA. Except as required by law or as necessary to perform under this Agreement, neither party will disclose the Confidential Information of the other party or use such Confidential Information for the benefit of itself or any third party, and such Confidential Information will be used solely as required to perform this Agreement. Confidential Information will not include information that (i) was in the public domain at or subsequent to the time it was communicated to the receiving party by the disclosing party through no fault of the recipient; (ii) was rightfully in receiving party’s possession free of any obligation of confidence at or subsequent to the time it was communicated to the receiving party by the disclosing party; (iii) was developed by employees or agents of the receiving party independently of and without reference to any information communicated to the receiving party by the disclosing party; or (iv) was communicated by the disclosing party to an unaffiliated third party free of any obligation of confidence. Other than as prevented by applicable law, the receiving party may disclose the Confidential Information of the other party as necessary to establish its rights under this Agreement, in response to a valid court order, law, rule, regulation (including any securities exchange regulation) or other governmental action provided that (a) the disclosing party is notified in writing prior to disclosure of the information and (b) the receiving party assists the disclosing party, at the disclosing party’s expense, in any attempt by the other to limit or prevent the disclosure of the Confidential Information.

11.	Aegis Non-Compete Covenants. Aegis will adhere and comply with the following non-competition covenants (the “Aegis Non Compete Covenants”):

(a)

As of the Effective Date, during the term of this Agreement, and for a period of three (3) years following the termination of the Strategic Agreement or any successor agreement thereto between NationsHealth and CIGNA, Aegis will not have any contracts, agreements, relationship, joint ventures or other business dealings with CIGNA, or any affiliate (as defined by federal securities laws) of CIGNA, unless specifically agreed to in writing in advance by NationsHealth. Notwithstanding the foregoing, if either (i) the Strategic Agreement is terminated by CIGNA “For Cause” pursuant to Sections 6.05(a), (d), (e), (f) or (g) only of the Strategic Agreement, as finally determined pursuant to Article IX of the Strategic Agreement (assuming that the provisions of Article IX have been invoked in an attempt to resolve a dispute with regard to the For Cause termination) or (ii) NationsHealth or its affiliate USPG change their business operations such that they cease to offer the services that they are obligated to provide under the Strategic Agreement, then, if the conduct or action of Aegis (in and of itself and not caused by NationsHealth) does not cause or contribute in any way to such termination by CIGNA, Aegis will be relieved of its obligations under the Aegis Non-Compete Covenant set forth in this Section 11(a) if, and solely to the extent, the performance of those obligations would cause any interference with or restriction of CIGNA’s ability to exercise of any of its rights or NationsHealth’s ability to fulfill of any of its obligations under Section 6.07(c) of the Strategic Agreement. Section 6.07(c) of the Strategic Agreement, and subsections (a), (d), (e), (f) and (g) of Section 6.05 of the Strategic Agreement to which Section 6.07(c) refers are attached hereto as Exhibit G to this Agreement and incorporated herein.

(b)	As of the Effective Date, during the term of this Agreement, and for a period of eighteen (18) months following the termination of this Agreement, Aegis must not assist, provide, advise or otherwise engage in any business relationship with any person or entity engaged in a healthcare related business, including, but not limited to, providing any infrastructure solution, agent training processes, licensure training, sales methods, business solution architecture, right-to-purchase (co-managed) structuring, call flow or service treatment or expanded usage of agents for defined complimentary product sales, if the information or expertise developed by Aegis in connection with the performance of the Services under this Agreement are used in connection with the provision of services or advice to such other person or entity. Notwithstanding the foregoing, and solely as it relates to CIGNA, if (i) either the Strategic Agreement is terminated by CIGNA “For Cause” pursuant to Sections 6.05(a), (d), (e), (f) or (g) only of the Strategic Agreement, as finally determined pursuant to Article IX of the Strategic Agreement (assuming that the provisions of Article IX have been invoked in an attempt to resolve a dispute with regard to the For Cause termination) or (ii) NationsHealth or its affiliate USPG change their business operations such that they cease to offer the services that they are obligated to provide under the Strategic Agreement, then, if the conduct or action of Aegis (in and of itself and not caused by NationsHealth) does not cause or contribute in any way to such termination, Aegis shall be relieved of its obligations under the Aegis Non-Compete Covenant set forth in this Section 11(b) if, and solely to the extent, the performance of such obligations would cause any interference with or restriction of CIGNA’s ability to exercise of any of its rights or NationsHealth’s ability to fulfill of any of its obligations under Section 6.07(c) of the Strategic Agreement. Section 6.07(c) of the Strategic Agreement, and subsections (a), (d), (e), (f) and (g) of Section 6.05 of the Strategic Agreement to which Section 6.07(c) refers are attached hereto as Exhibit G to this Agreement and incorporated herein.

(c)	As of the Effective Date, during the term of this Agreement, and for a period of eighteen (18) months following the termination of this Agreement, Aegis must not, directly or indirectly, own or invest in (other than investments in publicly-traded companies that do not exceed three percent (3%) of any class of securities of any enterprise if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended) engage in, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, become a partner of, or joint venture participant in, lend its name or assets to, or provide consultant or advisory services of any other services to any business that is competitive with the NationsHealth Medicare Part D Services in the United States.

(d)	In support of its obligations under Sections 11(b) and 11(c) above, Aegis covenants that it will use its commercially reasonable efforts to cause its officers and affiliates (as defined under the federal securities laws) to enter into side agreements with NationsHealth, in a form reasonably satisfactory to NationsHealth, containing non-competition covenants substantially similar to the Aegis Non-Compete Covenants.

(e)	In support of its obligations under Sections 11(b) and 11(c) above, Aegis covenants that it will use its commercially reasonable efforts to cause its (i) Managers; and (ii) unless otherwise approved by NationsHealth contractors directly engaged by Aegis on NationsHealth matters (“Contractors”) to enter into side agreements with NationsHealth, in a form reasonably satisfactory to NationsHealth, containing non-competition covenants substantially similar to the Non-Compete Covenant. If Aegis is unable to obtain the side agreements described in this Section 11(e) from its Managers and Contractors, NationsHealth may in writing request that Aegis remove such Managers or Contractors from providing Services, and Aegis will promptly comply with such request.

12.	NationsHealth Non-Compete Covenants. As of the Effective Date, during the term of this Agreement, and for a period of eighteen (18) months following the termination of this Agreement, NationsHealth must not, directly or indirectly, unless approved in writing in advance by Aegis (i) provide stand-alone call center services to any person or entity that is a customer of Aegis during the term of this Agreement; and (ii) implement or use any trade secrets or proprietary processes unique to Aegis and disclosed by Aegis to NationsHealth during the Term of this Agreement.

13.	Indemnities.

(a)	Aegis will be entitled to rely on and act in accordance with any instructions or directions provided to Aegis by NationsHealth. NationsHealth will defend, indemnify and hold harmless Aegis and its subsidiaries, successors and assigns, and each of their officers, directors, agents, contractors, subcontractors and employees (collectively, the “Aegis Indemnified Parties”), from and against any and all claims, liabilities, damages, fines, penalties, costs and expenses, including reasonable attorneys’ fees, arising out of or resulting from (i) Aegis acting in accordance with written instructions or directions from NationsHealth; or (ii) any infringement of a United States patent, a trade secret, or any copyright, trademark, service mark, trade name or similar proprietary rights conferred by statute, by common law, or by contract alleged to have occurred as a result of rights conveyed or materials provided by or on behalf of NationsHealth; provided, however, that such indemnification obligation will not be triggered in the event that claims are asserted or liability assessed against Aegis as a result of (x) the gross negligence or willful misconduct of any of the Aegis Indemnified Parties;

(y) conduct by any of the Aegis Indemnified Parties that violates any federal, state or local statues, regulations or ordinances; and (z) any conduct by and of the Aegis Indemnified Parties that fails to conform with the terms of this Agreement.

(b)	Aegis will defend, indemnify and hold harmless NationsHealth and each of its officers, subsidiaries, successors and assigns and each of their directors, agents, contractors, subcontractors and employees (collectively, the “NationsHealth Indemnified Parties”), from and against any and all claims, liabilities, damages, fines, penalties, costs and expenses, including reasonable attorneys’ fees, arising out of or resulting from the negligent acts or intentional misconduct of Aegis, arising out of or in any way connected with the Services, including, but not limited to, any claims of wrongful termination, discrimination, harassment, workplace tort, breach of contract or for compensation or benefits or both, unless such liability results from specific instructions or directions by NationsHealth to Aegis that are in conformity with the terms of this Agreement.

(c)	The party to be indemnified pursuant to this Section 13 will notify the indemnifying party within ten (10) days after receiving notice of a claim. Provided that the indemnifying party defends any such claim, the indemnifying party will have control over the defense and settlement thereof, provided however, settlement of any claim will require the consent of the indemnified party unless the settlement includes an unconditional general release of the indemnified party. The party to be indemnified will furnish, at the indemnifying party’s reasonable request and expense, information and assistance necessary for such defense.

14.	Termination.

(a)	NationsHealth will have the right to terminate this Agreement for convenience (a “NationsHealth Termination for Convenience”), without cause or reasons, upon seventy (70) days written notice to Aegis at any time (i) only with respect to that portion of the Services provided in the New York Facility; or (ii) only with respect to that portion of the Services provided in the Port St. Lucie Facility; or (iii) with respect to this Agreement in its entirety. For purposes of the preceding sentence, if NationsHealth exercises a NationsHealth Termination for Convenience only with respect to the New York Facility or the Port St. Lucie Facility, then this Agreement will continue in full force and effect with respect to the Services that Aegis continues to provide. Under any NationsHealth Termination for Convenience, NationsHealth will be responsible for all costs associated with the termination of any Personnel relating to the WARN Act and similar state employment laws that are required as a result of a NationsHealth Termination for Convenience, provided, that Aegis complies with all legal requirements applicable to such termination, including notices required under the WARN Act, and such terminated Personnel, if any, are not subsequently employed by Aegis or its affiliates (as defined under the federal securities laws) for a period of at least 90 days after such termination.

(b)	If NationsHealth materially breaches this Agreement (including a default in payments to Aegis) and fails to cure such default within thirty (30) days after receiving written notice specifying the default from Aegis, then Aegis may terminate this Agreement as of the date set forth in such notice. For purposes of the foregoing sentence, amounts disputed in good faith only become due upon resolution of, and to the extent that, the dispute is resolved in favor of payment. Notwithstanding any such termination by Aegis for nonpayment, NationsHealth agrees that it will be liable to, and promptly pay, Aegis for any and all unpaid fees and charges, including amounts disputed in good faith when and to the extent the resolution of the dispute is in favor of payment.

(c)	If Aegis materially breaches this Agreement (other than for a failure to meet and maintain the Service Standards) and fails to cure such default within thirty (30) days after receiving written notice specifying the default from NationsHealth, then NationsHealth may terminate this Agreement as of the date specified in such notice; provided, that no breach will result from Aegis following the instructions of NationsHealth under this Agreement (a “NationsHealth Termination for Cause”). If Aegis fails to meet the Service Standards, and provided such failure does not result from Aegis following the instructions of NationsHealth under this Agreement a (“Deficiency”) NationsHealth will provide Aegis with written notice setting forth the Deficiency relating to the Service Standards. If the Deficiency is not cured within five (5) days of such notice, NationsHealth will be permitted to reduce the Management Fees by twenty-five percent (25%) for the period starting after the fifth (5th) day from such notice until the Deficiency is cured or the Agreement is terminated. If the Deficiency is not cured within thirty (30) days after the date of the initial notice, NationsHealth will be permitted to declare a NationsHealth Termination for Cause.

(d)	The rights acquired or obligations incurred by Aegis and NationsHealth prior to any termination will not be affected. In the event of any termination under this Section 14, Aegis will be entitled to receive Lease Payments accrued and payable to it as of the date of termination. Aegis and NationsHealth will not have any liability to each other for any costs, expenses or liabilities that are incurred or accrue after the termination date. Aegis will comply with all legal requirements applicable to any termination, including notices required under the WARN Act. Upon expiration or any termination of this Agreement, NationsHealth and Aegis will, within thirty (30) days, return to the other, or destroy all copies of Confidential Information and will certify, in writing, delivery or destruction of all such Confidential Information and copies thereof, unless such party is required by law to maintain copies of any Confidential Information for a longer period.

15.	Purchase Options. On or before the Prime Date, NationsHealth will have the purchase options described in this Section 15. If Aegis has not received notice from NationsHealth within 33 days before the Prime Date of NationsHealth’s intention to exercise one or both of its purchase options on a particular date before the Expiration Date, Aegis will send to NationsHealth, with copy to counsel, a certified letter (the “Prime Notice”) informing

NationsHealth that it has within 30 days following transmittal of the Prime Notice to (i) notify Aegis of its intention to exercise one or both of its purchase options; and (ii) the date of intended exercise, if any. Provided that NationsHealth has not already exercised one or both of its purchase options under this Section 15 and that a Prime Notice has been sent to NationsHealth by Aegis, NationsHealth’s purchase options under this Section 15 will only vest with respect to the purchase options that NationsHealth indicates it will exercise in a written, timely and adequate response to the Prime Notice.

(a)	Subject to Section 7 (Consents) and this Section 15, NationsHealth has the option, but not the obligation, at any time upon thirty (30) days written notice to Aegis, to purchase or assume Aegis’s contractual rights and obligations in all, but not less than all, of the non-employee Assets specific to the Services at the New York Facility provided to NationsHealth, including the Capacity Fixed Assets and the Capacity Intangible Assets associated with the New York Facility, excluding, however, any contingent liability associated with any related real property lease agreement or any contingent liability not relating to the Services (such option, the “New York Purchase Option”) at the following price (the “New York Purchase Price”):

i.	If the New York Purchase Option is exercised prior to the Expiration Date, the New York Purchase Price will equal the sum of (i) the Book Value of the Assets being purchased, plus (ii) the difference between $4,000,000 and one-half of the Management Fees received by Aegis as of the date the New York Purchase Option is exercised by NationsHealth.

ii.	If the New York Purchase Option is exercised upon or after the Expiration Date, or after a breach of this Agreement by Aegis that remains uncured for thirty (30) days, the New York Purchase Price will equal the Book Value of the Assets being purchased.

(b)	Subject to Section 7 (Consents) and this Section 15, NationsHealth has the option, but not the obligation, at any time upon thirty (30) days written notice to Aegis, to purchase or assume Aegis’s contractual rights and obligations in all, but not less than all, of the non-employee Assets specific to the Services at the Port St. Lucie Facility provided to NationsHealth, including the Capacity Fixed Assets and the Capacity Intangible Assets associated with the Port St. Lucie Facility, excluding, however, any contingent liability associated with any related real property lease agreement or any contingent liability not relating to the Services (such option, the “Port St. Lucie Purchase Option”) at the following price (the “Port St. Lucie Purchase Price”):

i.	If the Port St. Lucie Purchase Option is exercised prior to the Expiration Date, the Port St. Lucie Purchase Price will equal the sum of (i) the Book Value of the Assets being purchased, plus (ii) the difference between $4,000,000 and one-half of the Management Fees received by Aegis as of the date the Port St. Lucie Purchase Option is exercised by NationsHealth.

ii.	If the Port St. Lucie Purchase Option is exercised upon or after the Expiration Date, or after a breach of this Agreement by Aegis that remains uncured for thirty (30) days, the Port St. Lucie Purchase Price will equal the Book Value of the Assets being purchased.

Upon NationsHealth exercising either or both of the Purchase Options, and subject to Section 7 (Consents), Aegis will execute and deliver to NationsHealth one or more of a Bill of Sale or Assignment and Assumption Agreement or both, the forms of which are attached hereto as Exhibits D and E, respectively. Further, notwithstanding Section 30 (Non-Solicitation) below, NationsHealth must offer employment to all of the Personnel associated with the New York Facility or the Port St. Lucie Facility, as the case may be, upon the exercise of a corresponding Purchase Option. The NationsHealth Purchase Options will not be affected by a Termination for Convenience or a Termination for Cause elected by Aegis so long as NationsHealth gives notice of the exercise of one or both of the Purchase Options prior to the effective date of such termination.

16.	Reporting and Financial Covenants. Subject to Section 10 (Confidentiality) and consistent with applicable securities laws, including but not limited to Regulation FD, during the term of this Agreement, Aegis will provide to NationsHealth, and NationsHealth will receive, a monthly balance sheet, a monthly statement of operations and a monthly statement of cash flows within thirty (30) days after the conclusion of the month being reported. All annual financial statements furnished to NationsHealth under the terms of this Section 16 will be audited statements. All other documents furnished to NationsHealth under the terms of this Section 16, such as quarterly and monthly financial statements, may be unaudited, provided however, if they exist as audited financial documents, then they will be provided to NationsHealth in their audited form.

17.	Notice of Bankruptcy. Each party will provide the other party at least ten (10) days written notice prior to filing a petition for bankruptcy protection or similar proceeding, including, but not limited to, a receivership, assignment for the benefit of creditors or other reorganization proceeding (a “Bankruptcy Proceeding”). Each party will also provide immediate notice to the other party of any Bankruptcy Proceeding being commenced against the notifying party on an involuntary basis. Aegis will take all reasonable actions required to permit NationsHealth to exercise one or both of its Purchase Options in the event that Aegis is contemplating or becomes a party to a Bankruptcy Proceeding.

18.	Aegis Retention of Liabilities. Notwithstanding NationsHealth’s obligations to make the Lease Payments, and excluding NationsHealth’s rights upon exercise of one or both of its Purchase Options, Aegis will retain all liabilities relating to the Assets, including, but not limited to, claims and causes of actions asserted by any of the Personnel. However, nothing in this Section 18 will extinguish the parties’ respective indemnification obligations set forth in Section 13 (Indemnities).

19.	Cooperation. NationsHealth will cooperate with Aegis by furnishing any information or performing any action reasonably requested by Aegis, which information or action is necessary to the timely, and successful consummation of the transactions contemplated by this Agreement, including, without limitation, providing Aegis with NationsHealth’s Subscription Account Number, if any, with the National Do-Not-Call registry and all other information reasonably requested by Aegis to ensure compliance with applicable law.

20.	Binding Nature and Assignment. This Agreement will be binding on the parties hereto and their respective successors and assigns, but neither party may assign or subcontract this Agreement, in whole or in part, without the other party’s prior written consent following the provision of written notice as set forth in Section 22.

21.	Force Majeure. Except for NationsHealth’s payment obligation, each party will be excused from performance hereunder for any period and to the extent that it is prevented from performing any services pursuant hereto, in whole or in part, as a result of an act of God, natural disaster, war, civil disturbance or state of emergency and that it could not have prevented by reasonable precautions.

22.	Notices. Notices provided for in this Agreement will be in writing and will be delivered by hand, by overnight mail or by certified mail, return receipt requested, to the parties at the following addresses, or such other addresses either party may provide to the other party in writing, and will be deemed delivered and received three (3) days after being sent:

If to Aegis Communications Group:

Aegis Communications Group, Inc.

8001 Bent Branch Drive

Irving, Texas 75063

Fax No.: (972) 868-0218

Attn: Chief Executive Officer

If to NationsHealth:

NationsHealth, Inc.

13650 N.W. 8th Street

Sunrise, Florida 33325

Attn: Chief Operating Officer

With a copy to:

McDermott, Will & Emery, LLP

201 S. Biscayne Blvd., 22nd Floor

Miami, Florida 33131

Attn: Ira J. Coleman, Esq.

AND

CIGNA HealthCare, S-201

900 Cottage Grove Road

Hartford, CT 06152-2201

Attn: Rhonda M. Karlin, Esq.

23.	Severability. If any provision of this Agreement is invalid or unenforceable, the Agreement will be construed as if such invalid or unenforceable provision was not included and the remainder of the Agreement will be enforced as written in a manner as close to the original intent of the parties.

24.	Waiver. No provision of this Agreement will be deemed waived, amended or modified by either party unless such waiver, amendment or modification is in writing and signed by the party against whom enforcement of the waiver, amendment or modification is sought. Any such amendment or modification will be binding with or without tender of consideration. A waiver by either of Aegis or NationsHealth of any of the covenants, conditions or agreements to be performed by the other or any breach thereof will not be construed to be a waiver of any other or succeeding breach or of any other covenant, condition or agreement contained in this Agreement.

25.	Relationship of Parties. Aegis is performing pursuant to this Agreement only as an independent contractor. Nothing set forth in this Agreement will be construed to create the relationship of principal and agent, joint venture or partnership between NationsHealth and Aegis.

26.	Survival. Expiration or termination of this Agreement for any reason will not release either party from any liabilities or obligations set forth in this Agreement that (a) Aegis and NationsHealth have expressly agreed will survive any such expiration or termination, or (b) remain to be performed or by their nature would be intended to be applicable following any such expiration or termination.

27.	Entire Agreement. This Agreement, together with each schedule and exhibit attached hereto or thereto, constitute the entire agreement between Aegis and NationsHealth and supersedes any and all prior or contemporaneous oral and written communications, understandings or agreements relating to the subject matter hereof.

28.	Governing Law. This Agreement will be governed by and construed in accordance with the laws, other than choice of law rules, of the State of Florida.

29.	Ownership. Aegis’s ownership of, or contractual rights in, all systems, software, documentation, utilities, tools, methodologies, specifications, techniques and other materials, know-how, and hardware owned by Aegis or in the possession of Aegis prior to the Effective Date of this Agreement and used and developed by Aegis in connection with providing the Services, together with the intellectual property rights therein, will remain with Aegis, unless expressly sold or assigned by Aegis to NationsHealth as a result of NationsHealth’s exercise of one or both of the Purchase Options.

30.	Non-Solicitation. During the term of this Agreement and for one (1) year after its conclusion, neither party will directly or indirectly, solicit the hiring or retention of, recruit, employ or otherwise engage as an employee, independent contractor or advisor, or attempt to solicit, recruit, employ or otherwise engage as an employee, independent contractor or advisor any person who is or was an employee or independent contractor of the other party at any time during the preceding twelve (12) months, provided however if Aegis provides an Aegis Non-Renewal Notice, NationsHealth will be permitted to employ any CSR trained to provide the Services without restriction after the termination date, regardless of whether NationsHealth exercises either of its Purchase Options.

31.	Injunction Relief. Aegis and NationsHealth agree that in the event of any actual or threatened breach of the provisions of this Agreement, the non-breaching party will be entitled (in addition to any and all other rights and remedies at law or in equity for damages or otherwise, which rights and remedies are and will be cumulative) to specific performance, a temporary restraining order, or an injunction to prevent such breach or contemplated breach, without the necessity of the posting of a bond.

32.	Right to Inspect and Audit. NationsHealth, CIGNA, and CMS will have the right, directly or through their designated auditors, at all reasonable times to inspect, audit, or otherwise evaluate the work performed or being performed by Aegis, its supporting policies and procedures, including those related to data security, disaster recovery and back-up, as well as all data supplied, in the performance of this Agreement, including the calculation of the Lease Payments. If any inspection or evaluation is made by NationsHealth, CIGNA or CMS on the premises of Aegis, Aegis will provide at no additional charge all reasonable facilities and assistance for the safety and convenience of the personnel conducting the inspection or evaluation. The Secretary of Health and Human Services, the Comptroller General of the U.S. Government Accountability Office, or their designees will have the right during the term of this Agreement and for a period of four (4) years after termination of this Agreement or the date of the audit completion, whichever is later, to audit, evaluate, or inspect any books, contracts, medical records, documents, papers, enrollee documentation, and other records of Aegis, Aegis’s related entities, subcontractors, or transferees that pertain to any aspect of the Services provided under this Agreement, or as the Secretary may deem necessary to enforce the applicable Medicare contract between CMS and CIGNA, and each party to this Agreement will be responsible for its own labor and out of pocket expenses relating to that audit. Aegis further represents, warrants, and covenants to NationsHealth and CIGNA that, in connection with the performance of the Services hereunder, Aegis will not hold enrollees liable for fees that are the responsibility of CIGNA.

33.	Authorization. This Agreement is effective only when signed by the Chief Executive Officer of Aegis.

34.	CIGNA as Third Party Beneficiary. Notwithstanding any provision to the contrary in this Agreement, CIGNA is a third party beneficiary to this Agreement, and CIGNA will be entitled to enforce all provisions that are intended for its benefit.

IN WITNESS WHEREOF, each party has caused its authorized representative to execute this Agreement as of the Effective Date.

AEGIS COMMUNICATIONS GROUP, INC.

By:	/s/ Kannan Ramasamy

Name:	Kannan Ramasamy
Title:	Chief Executive Officer

NATIONSHEALTH, INC.

By:	/s/ Glenn Parker

Name:	Glenn Parker

Title:	CEO

Schedule 1

Leased Employees

Schedule 2

Leased Fixed Assets

Port St. Lucie

Floor 1

144 CSR Workstations

15 Admin Workstations

Agent Workstation: Dell Optiplex G1

Agent Monitor: Dell D1028L

Agent Operating system: Windows NT

Agent Ram in MB: 128

Agent phones: Avaya 8410B

Admin Workstation: Dell GX100

Admin Monitor: Dell D1028L

Admin Ram in MB: 128

Admin phones: Avaya Callmaster IV

IE Version: 6.0

Floor 2

164 CSR Workstations

13 Admin Workstations

Agent Workstation: Dell Optiplex G1

Agent Monitor: Dell D1028L

Agent Operating system: Windows NT

Agent Ram in MB: 128

Agent phones: Avaya Callmaster IV

Admin Workstation: Dell GX100

Admin Monitor: Dell M781p

Admin Ram in MB: 128

Admin phones: Avaya Callmaster IV

IE Version: 6.0

1 Avaya G3r PBX

20 Servers

New York City

10th floor

128 CSR Workstations

3 Admin Pods

Agent Workstations: Dell GX100

Agent Monitor: Dell M990/M991

Agent Operation System: NT 4

Agent Phones: Avaya Callmaster V

S2 - 1

Admin Workstations: Dell GX100

Admin Monitors: Dell M990

Admin Operation System: Windows 2000

Admin Phones: Avaya 64080+

IE Version: IE6

11th floor

72 CSR Workstations

2 Admin Pods

Agent Workstations: Dell GX100

Agent Monitor: Dell M990M991

Agent Operation System: NT 4

Agent Phones: Avaya Callmaster V

Admin Workstations: Dell GX100

Admin Monitors: Dell M990

Admin Operation System: Windows 2000

Admin Phones: Avaya 64080+

IE Version: IE6

10th Floor

1	AVAYA G3R
5	DELL 350 SERVERS
1	DELL 2300 SERVER
2	CISCO 3640
1	HP PROCURVE 2524
2	HP PROCURVE 4108
2	SUN MICROSYSTEMS ENTERPRISE SERVER 3500 WITH MONITOR
1	STARTECH 16 PORT KEYBOARD/MOUSE BOX

11th Floor

1	AVAYA G3R
1	DELL 350 SERVERS
0	DELL 2300 SERVER
1	CISCO 3640
0	HP PROCURVE 2524
2	HP PROCURVE 4108
0	SUN MICROSYSTEMS ENTERPRISE SERVER 3500 WITH MONITOR
1	STARTECH 16 PORT KEYBOARD/MOUSE BOX

S2 - 2

Schedule 3

Leased Intangible Assets

Port St. Lucie

Witness 5.20.3.54

Agent Workstations: NT workstation

Admin Workstations: Windows 2000

New York City

Schedule 4

Leased Premises

Port St. Lucie Facility

10011 South U.S. Highway 1

Port St. Lucie, FL 34952

Approx. 42,000 sq. ft.

13 Admin offices

1 Conference Room

3 Training rooms

New York City Facility

80 Broad Street

New York, NY 10004

Approx. 20,000 sq. ft.

10th Floor

2 executive Offices

25 Seat Training room

Break Room

11th floor

25 Seat Training room

Break Room

Conference Room

Computer Room

IT/UPS Room

EXHIBIT A

SERVICE STANDARDS

Aegis will establish and maintain throughout the term of this Agreement the following systems and infrastructure and service standards in the performance of its obligations under this Agreement:

I. SYSTEMS AND INFRASTRUCTURE.

(a)	General Description of Telephone Services:

(1) To provide telephone inbound and outbound inquiry and enrollment support services (the “Services”) to Customers (to include a Customer’s representative) via Routed Calls and Outbound Calls. Initially the Services will be provided Monday through Friday from 8:00 AM – 11:00 PM local time for those time zones where the CIGNA Medicare Part D Prescription Drug Plan is offered, including the continental United States, Hawaii, and Alaska, unless Aegis and NationsHealth agree otherwise. Services may need to be provided on Saturdays, but will not be provided on Sunday. NationsHealth reserves the right to modify the foregoing hours of operation, provided however, prior to any material change to the hours of operation, NationsHealth will provide Aegis with two (2) weeks prior written notice. Notwithstanding such notice requirement, Aegis will take all reasonable steps to implement any requested change to the hours of operations.

(2) Call Volumes.

•	Demand Forecasting. Promptly following the Effective Date, NationsHealth will provide Aegis a written, rolling forecast of the Expected Number of Calls NationsHealth will send to Aegis in a subsequent three-Month period, with adjustments made every subsequent Month (a “Rolling Forecast”). The initial Rolling Forecast will be made as of the Agreement date. Aegis and NationsHealth agree to keep Rolling Forecasts confidential.

•	Capacity Forecasting. Simultaneously upon receipt of the first Rolling Forecast, Aegis will provide NationsHealth with a written, rolling forecast of the maximum capacity for each of its facilities performing Services for NationsHealth in a subsequent three-Month period, with adjustments made every subsequent Month (a “Capacity Forecast”). NationsHealth will use the Capacity Forecast to help plan volume allocations. Aegis and NationsHealth agree to keep Capacity Forecasts confidential.

•	Routed Calls. NationsHealth will distribute Calls to Aegis using an agreed-upon technology platform. Aegis will accept all calls offered it by NationsHealth during the hours of operation.

(b)	Systems Services; Support Requirements:

(1) with the support and resources provided by or otherwise arranged through NationsHealth, to track and monitor inbound and outbound member calls and to collect and report statistics on response times and accuracy and call abandonment rates.

(2) to monitor and audit each area of service to determine compliance with quality, service levels, and accuracy standards agreed-upon by Aegis and NationsHealth.

(3) NationsHealth will provide or cause to have provided data connectivity and access to all necessary applications in order to provide the Services.

(3) Aegis will provide NationsHealth with the appropriate allocation of DID numbers in order to receive Routed Calls provided to the Aegis facilities in New York, New York and Port St. Lucie, Florida.

(4) Equipment and Software. Aegis will provide a sufficient number of computers with associated application software (and maintenance parts for those computers) as required to provide the Services. In the event that NationsHealth’s system requirements require Aegis to expand its platform beyond a standard workstation, Aegis and NationsHealth agrees to develop a plan for such expansion including associated costs to NationsHealth, setting forth assets similar to those set forth on Schedules 2 and 3, as well as any and all other assets necessary to facilitate such expansion.

(c)	Data Management and Reporting Processes:

(1) to enable NationsHealth to fulfill its reporting obligations to CIGNA under the Strategic Agreement with respect to call center measures and statistics.

(2) to provide information to NationsHealth to enable NationsHealth to manage and monitor the services and systems described in this Exhibit A. Aegis will furnish NationsHealth the information necessary for NationsHealth to create management reports consistent with the format, content and timing of management reports that NationsHealth is obligated to furnish under the Strategic Agreement or as otherwise agreed upon between NationsHealth and CIGNA.

(d)	Compliance with Service Level Standards:

to meet the service level standards (also referred to herein as “service level agreement,” or “SLA”)agreed upon or to be agreed upon by CIGNA and NationsHealth pursuant to the Strategic Agreement, which standards will set forth timeliness, accuracy and quality standards in addition to, or in excess of, the standards that are set forth in CMS instructions and guidelines.

(e)	Compliance with a Disaster Recovery and Business Continuation Plan:

to ensure business continuity through adherence to the disaster recover and business continuation plan established or to be established by CIGNA and NationsHealth pursuant to the Strategic Agreement.

II. CUSTOMER COMMUNICATIONS

(a)	In accordance with applicable CMS requirements set forth at 42 C.F.R. § 423.50, the CMS Marketing Guidelines applicable to the Medicare Part D Prescription Drug Plan, and the CMS Marketing Guidelines applicable to the Medicare Part D Prescription Drug Plan, Aegis will, annually and at the time of enrollment, provide Customers (which term, when used in this Exhibit A will include Customers’ representatives, as the context warrants) information on the following features of the CIGNA Medicare Part D Prescription Drug Plan:

•	Enrollment procedures;

•	Customer Procedural Rights;

•	Potential for contract termination;

•	Prescription Drug Plan benefits for standard Part D benefits;

•	Types of pharmacies in the pharmacy Network;

•	Out-of-network pharmacy access;

•	Premiums;

•	Service Area;

•	Current CIGNA Medicare Part D Prescription Drug Plan formularies;

•	60-days notice to potential and current Customers of the removal or change in the placement of any drug on the formulary;

•	Information about quality and performance indicators;

•	Information about utilization management procedures;

•	Information about the frequency of Customer grievances and appeals; and

•	Information on CIGNA’s financial condition.

(b)	Aegis will maintain a toll-free customer service call center that is open during usual business hours and provides customer telephone service for potential and current Customers in compliance with standard business practices. NationsHealth will pay the expenses of the toll free telephone numbers. Aegis agrees to operate the call center in accordance with the following:

(1) The call center will operate Monday through Friday from no less than 8:00 AM – 11:00 PM local time for those time zones where the CIGNA Medicare Part D Prescription Drug Plan is offered, including the continental United States, Hawaii, and Alaska, unless Aegis and NationsHealth agree otherwise;

(2) Eighty percent of all incoming Customer calls will be answered within 30 seconds;

(3) The abandonment rate of all incoming Customer calls will not exceed 5 percent;

(4) The call blockage (i.e. busy signals) rate will be set forth in the SLA;

(5) The call center will provide thorough information about the CIGNA Medicare Part D Prescription Drug Plan’s benefit plans, including co-payments, deductibles, and network pharmacies;

(6) The call center will incorporate procedures for handling Customer complaints;

(7) Unless NationsHealth otherwise provides or arranges for non-English speaking services, the call center will provide service to non-English speaking and hearing impaired Customers to be agreed upon by Aegis and NationsHealth;

(8) The call center will provide the information described in paragraph II(a) above. NationsHealth will provide the information within its, or its designee’s, possession to Aegis or provide the requisite tools to enable Aegis’s access to such information.

(9) The call center will refer appeals and coverage determination issues, provider inquiries, and potential fraud and abuse matters to CIGNA.

(c)	Additional Obligations of Aegis related to Customer Communications.

(1) Aegis will require its employees, agents, and representatives engaged in marketing the CIGNA Medicare Part D Prescription Drug Plan to receive training in CMS’s Medicare marketing and enrollment instructions and guidelines before they are permitted to talk with prospective Customers. Each such employee, agent, and representative will sign a form acknowledging that he or she has received such training. CIGNA, acting directly or through NationsHealth, will have a reasonable period of time within which to review, and comment on, any training materials. Aegis will comply with all the requirements and instructions provided by NationsHealth, which will be acting on behalf of CIGNA in providing such requirements and instructions, with regard to the content of Aegis’s communications with Customers. Aegis will comply with all applicable laws and regulations in the performance of the Services, including instructions and guidelines of CMS and

Medicare Services. Aegis will train its CSRs using NationsHealth’s training curriculum, which will have been approved by CIGNA, and will include, but not be limited to, HIPAA training.

(2) Aegis, through the support and resources provided by or otherwise arranged through NationsHealth, will assist in reporting to CIGNA the number of calls answered in 30 seconds or less, average call handle time, minimum and maximum handle times, and related statistics. The form, content and frequency of such reports will be agreed to by Aegis and NationsHealth. It is currently anticipated that NationsHealth will use an outside vendor to monitor and provide this information to CIGNA on Aegis’s behalf.

(3) Aegis, through the support and resources provided by or otherwise arranged through NationsHealth, will monitor and/or record for later review no less than three calls per month for each Aegis call center representative. It is currently anticipated that NationsHealth will use an outside vendor to monitor and provide this information on Aegis’s behalf. Aegis and NationsHealth will agree upon standards against which the quality and accuracy of such monitored or review/call will be assessed. Aegis, in connection with NationsHealth, will report the results of its call center monitoring and review on a quarterly basis, together with any corrective actions taken with respect to call center personnel who fail to meet the acceptable quality levels agreed upon by Aegis and NationsHealth.

(4) Aegis, through the support and resources provided by or otherwise arranged through NationsHealth, will report to CIGNA the average hold times for calls, call abandonment rates, and related statistics. It is currently anticipated that NationsHealth will use an outside vendor to monitor and provide this information on Aegis’s behalf. The form, content and frequency of such reports will be agreed to by Aegis and NationsHealth.

(5) Aegis, through the support and resources provided by or otherwise arranged through NationsHealth, will provide call center statistics as specified in CMS’s Final Medicare Part D Reporting Requirements in sufficient time for CIGNA to provide them to CMS at the times set forth in Section VIII thereof. It is currently anticipated that NationsHealth will use an outside vendor to monitor and provide this information on Aegis’s behalf.

(6) Aegis will maintain records and provide support for any CMS or HHS OIG audits of marketing and call center operations.

(7) If Aegis and NationsHealth agree that Aegis will respond to questions by Customers or their representatives about premium billing and collection, Aegis will respond to such questions in accordance with protocols, policies and procedures agreed upon by CIGNA and NationsHealth pursuant to the Strategic Agreement.

(d)	Enrollment Communications

(1) Aegis will administer the enrollment process agreed upon by CIGNA and NationsHealth pursuant to the Strategic Agreement that satisfies CMS guidelines and that includes:

•	communicating with beneficiaries who are applying for enrollment in the CIGNA Medicare Part D Prescription Drug Plan within timeframes specified by CMS or otherwise agreed upon by NationsHealth and Aegis;

•	initiating appropriate follow up with beneficiaries who have incomplete enrollment applications within 7 calendar days of receipt of such applications or such period specified in the SLA; and

•	making enrollments effective according to the effective date policy associated with the enrollment period in which the enrollment is received.

(2) Aegis will notify each Customer prior to or at the time of enrollment, of expected uses and disclosures of the Customer’s protected health information, and the Customer’s rights and CIGNA’s duties with respect to such information.

(3) If the Aegis and NationsHealth agree that Aegis will make “welcome calls,” Aegis will make a “welcome” call within such time and using such script as agreed upon by CIGNA and NationsHealth pursuant to the Strategic Agreement.

(4) Aegis will perform the foregoing functions in accordance with the timeliness and accuracy standards set forth in the SLA.

(e) Inquiry and Grievance Communications. Aegis will be responsible for communications from Customers as set forth in this Section II(e) of Exhibit A. Aegis will administer the CIGNA Medicare Part D Prescription Drug Plan Customer inquiries and grievance procedures in accordance with CMS requirements set forth at 42 C.F.R. § 423.564 and any other guidelines established by CMS. For purposes of this Section II(e) of Exhibit A, a “grievance” is any complaint or dispute, other than one that involves a coverage determination, expressing dissatisfaction with any aspect of CIGNA’s or any of its subcontractors’ and providers’ operations, activities, or behavior, regardless of whether remedial action is requested. The grievance procedure is separate and distinct from the appeal procedure. The appeal procedure will be the sole responsibility of CIGNA. An “inquiry” is any communication from a Customer that is not a grievance or an appeal. A “Customer” includes a Customer’s representative. All communications from providers will be directed to CIGNA. Aegis will be responsible for communications from Customers as follows:

(1)	General Requirements

•	Aegis will enable its CSRs to accurately distinguish and classify Customer inquiries, grievances (including types of grievances), and appeals in accordance with the protocols and definitions established or to be established by CIGNA and NationsHealth pursuant to the Strategic Agreement.

•	Aegis will maintain an accuracy rate as determined in the SLA in its identification and classification of inquiries, grievances, and appeals.

•	Aegis will refer all communications from providers to CIGNA and all Customer communications about mail order prescriptions covered under Part D to CIGNA.

(2)	Customer Telephonic Inquiries

•	Aegis will handle all telephonic inquiries by Customers or Customer representatives in a timely, courteous, professional, and culturally competent manner.

•	The service levels for timeliness and accuracy in responding to such inquiries will be the same as set forth in Section I (d)(1) of this Exhibit A.

•	Aegis will maintain and report data on telephonic inquiries in the formats and at the times set forth in Section VIII of CMS’s Final Medicare Part D Reporting Requirements. Aegis will maintain sufficient records to support the accuracy of such reported data in the event of an audit by CMS or the HHS OIG.

(3)	Grievances

•	Aegis will track and address Customers’ grievances in accordance with the process agreed upon or to be agreed upon by CIGNA and NationsHealth pursuant to the Strategic Agreement, which, in turn, will be consistent with the timelines, policies and procedures as well as definitions and protocols for identifying the different types of grievances identified in 42 CFR § 423.564 and Section V of the Final Medicare Part D Reporting Requirements.

•	Aegis will train its staff and any permitted subcontractors involved in the grievance procedure on such policies and procedures in accordance with 42 C.F.R. § 423.564.

•	Aegis will accept grievances from Customers by telephone and in writing (including facsimile and in whatever other form CMS requires CIGNA to accept grievances), and reject any that are untimely under 42 CFR § 423.524(d)(2).

•	Fraud and Abuse grievances, as defined in Section V of the Final Medicare Part D Reporting Requirements, will be referred to CIGNA for disposition.

•	Aegis will notify the Customer of the grievance decision as expeditiously as the case requires, based on the Customer’s health status, but no later than 30 days after the date Aegis receives the oral grievance; provided, that Aegis may extend the 30-day timeframe by up to 14 days if the Customer requests the extension or if Aegis justifies a need for additional information and documents how the delay is in the interest of the Customer. When Aegis extends the deadline, it will immediately notify the Customer in writing of the reason(s) for the delay.

•	Aegis will inform the Customer of the disposition of the grievance in accordance with the following procedure: Grievances submitted orally may be responded to either orally or in writing, unless the Customer requests a written response.

•	Aegis will respond to a Customer’s grievance within 24 hours if the complaint involves a refusal by CIGNA to grant a Customer’s request for an expedited coverage determination under 42 C.F.R. § 423.570 or an expedited redetermination under 42 C.F.R. § 423.584, and the Customer has not yet purchased or received the drug that is in dispute.

•	Aegis will maintain, and provide upon request by CIGNA or CMS, access to records on all grievances received both orally and in writing, that includes:

•	Date of receipt of the grievance;

•	Mode of receipt of grievance (i.e. fax, telephone, letter, etc.);

•	Person or entity that filed the grievance;

•	Subject of the grievance;

•	Final disposition of the grievance;

•	Date the Customer was notified of the disposition.

•	Aegis will maintain and report data or grievances required in Section V of the Final Medicare Part D Reporting Requirements in the formats and at the times specified therein. Aegis will maintain sufficient records to support the accuracy of such data in the event of an audit by CMS or the HHS Office of Inspector General.

(4)	Appeals

•	Aegis will transmit to CIGNA, as expeditiously as possible, any appeals received by Aegis.

EXHIBIT B

DATA

(1) Ownership of CIGNA Data. All CIGNA Data is, or will be, and will remain the property of CIGNA and will be deemed CIGNA Confidential Information. Other than as necessary for Aegis’s performance under this Agreement, without CIGNA’s approval (in its sole discretion), the CIGNA Data will not be (a) used by Aegis, (b) disclosed, sold, assigned, leased or otherwise provided to third parties by Aegis or to other third parties or (c) commercially exploited by or on behalf of Aegis. Aegis will not possess or assert liens or other rights in or to CIGNA Data. To the extent applicable, Aegis hereby irrevocably and perpetually assigns, transfers and conveys to CIGNA without further consideration all of its right, title and interest in and to the CIGNA Data. Upon request by CIGNA, and at CIGNA’s expense, Aegis will execute and deliver any financing statements or other documents that may be necessary or desirable under any Law to preserve, or enable CIGNA to enforce, its rights hereunder with respect to the CIGNA Data.

(a)	Return of Data. Upon request by CIGNA (or by NationsHealth acting on behalf and at the direction of CIGNA) at any time during the term of this Agreement and upon expiration or termination of this Agreement, Aegis will (a) promptly return to CIGNA, in the format and on the media requested by CIGNA, all or any part of the CIGNA Data and (b) erase or destroy all or any part of the CIGNA Data in Aegis’s possession, in each case to the extent so requested by CIGNA. Any archival tapes containing CIGNA Data will be used by Aegis solely for back-up purposes.

(b)	Data Safeguards. Aegis will establish and maintain safeguards against the destruction, loss, or alteration of CIGNA Data in the possession of Aegis.

(2) Intellectual Property. During the term of this Agreement, Aegis will assist CIGNA or its designee, at CIGNA’s expense, in every reasonable way to secure all of CIGNA’s worldwide rights, title and interest in CIGNA Intellectual Property in any and all countries, including the disclosure to CIGNA of all pertinent information and data with respect thereto, the execution of all applications, registrations, filings, specifications, oaths, assignments, confirmation of assignments and all other instruments which CIGNA may deem reasonably necessary or appropriate in order to apply for and obtain such rights, title and interest and in order to assign and convey to CIGNA, its successors, assigns and nominees the sole and exclusive rights, title and interests in and to CIGNA Intellectual Property. Aegis further agrees that its obligation to execute or cause to be executed any such instrument or papers will continue after the expiration or termination of this Agreement. If testimony or information relative to any of said matters or related to any interference or litigation is requested by CIGNA (or by NationsHealth acting on behalf and at the direction of CIGNA) either during the term of this Agreement or following its expiration or termination, Aegis agrees to give all information and testimony and do all things reasonably requested by CIGNA (or by NationsHealth acting on behalf and at the direction of CIGNA) and at CIGNA’s expense. If CIGNA is unable because of Aegis’s refusal or dissolution to secure a signature by or on behalf of Aegis to apply for or to pursue any application, registration, filing or other instrument for any United States or foreign intellectual property rights covering the CIGNA Intellectual Property, then Aegis hereby irrevocably designates and appoints CIGNA and its duly authorized officers and agents as Aegis’s agent and attorney in fact, to act for and on Aegis’s behalf and stead to execute and file any such application, registration, filing or other instrument, and to do all other lawfully permitted acts to further the prosecution and issuance of such intellectual property rights, with the same legal force and effect as if executed by Aegis.

EXHIBIT C

DISASTER RECOVERY

(1) Continued Provision of Services.

(a) Business Continuation. Aegis and NationsHealth will (i) within 30 days after the Effective Date, develop a detailed disaster recovery and business continuation plan, including resource and infrastructure requirements that will enable Aegis to provide the Services in accordance with this Agreement, (ii) during the term of this Agreement, implement and comply with the disaster recovery and business continuation services described in this Exhibit C and the plans developed pursuant to sub-section (a)(i) above, and (iii) test and successfully verify to NationsHealth that the disaster recovery and business continuation plan is fully operational and capable of restoring operations so that Aegis is providing the Services as contemplated in this Agreement. Upon the discovery by Aegis of a disaster or business interruption, Aegis will promptly provide NationsHealth with a notice of a disaster or business interruption or otherwise affecting the provision or receipt of the Services.

(b) Implementation of Plan and Restoration of Services. In the event of a disaster or business interruption (including a Force Majeure event, as defined in this Agreement), Aegis will implement or cause to be implemented the disaster recovery and business continuation plan. In the event Aegis does not implement, or cause to be implemented, the disaster recovery and business continuation plan and restore the Services in accordance with such plan as set forth in this Exhibit, NationsHealth may terminate this Agreement in whole or in part, for cause upon notice to Aegis without regard to any cure period and may pursue any and all available rights and remedies. In the event of a disaster, Aegis will not increase its charges under this Agreement or charge NationsHealth usage fees in addition to the fees to be paid under this Agreement. The occurrence of a Force Majeure event does not excuse, limit or otherwise affect Aegis’s obligation to provide either normal recovery procedures or any other disaster recovery services, except to the extent that such procedures or services are directly affected by such Force Majeure event.

(c) Alternate Source. If and for so long as any Force Majeure event prevents, or substantially hinders or delays, the performance of any critical Service for longer than the recovery period specified in the applicable disaster recovery and business continuation plan, NationsHealth may procure part or all of the Services from an alternate source (after consultation with Aegis) in which case NationsHealth will have no obligation to compensate Aegis for the Services for time period that the Services, or part of them, are procured from an alternate source.

EXHIBIT D

BILL OF SALE

THIS BILL OF SALE, dated as of                      (the “Effective Date”), is being executed and delivered by Aegis Communications Group, Inc, having its principal place of business at 8001 Bent Branch Drive, Irving, Texas 75063 (“Seller”), to NationsHealth, Inc., having its principal place of business at 13650 N.W. 8th Street, Sunrise, Florida 33325 (“Purchaser”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby agrees as follows:

1.	Seller hereby transfers, conveys, assigns and delivers to Purchaser, all of its right, title and interest in and to all of the assets set forth on the attached Schedules (the “Assets”).

2.	Seller, for itself and its successors and assigns, hereby covenants with Purchaser, its successors and assigns, that Seller has good right and lawful authority to sell and transfer the Assets to Purchaser.

3.	The Assets are being transferred to Purchaser without reservation, qualification, limitation or encumbrance, and Seller agrees to defend the sale of the Assets made hereby to Purchaser against all persons lawfully claiming the whole or part thereof.

4.	Seller hereby covenants and agrees to execute and deliver to Purchaser such instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, and other instruments as may be requested by Purchaser or its counsel in order to vest in Purchaser all right, title and interest of Seller in and to the Assets and otherwise in order to carry out the purpose and intent of this Bill of Sale.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed and delivered as of this      day of                     .

SELLER:	PURCHASER:

AEGIS COMMUNICATIONS GROUP, INC.	NATIONSHEALTH, INC.

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT E

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (“Assignment”), is made as of the      day of September, 2005 by and among Aegis Communications Group, Inc, having its principal place of business at 8001 Bent Branch Drive, Irving, Texas 75063 (“Assignor”), and NationsHealth, Inc., having its principal place of business at 13650 N.W. 8th Street, Sunrise, Florida 33325 (“Assignee”).

NOW THEREFORE, for good and valuable in consideration of the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Assignment of Agreements. Assignor hereby assigns and transfers to Assignee all of Assignor’s right, title and interest in and to the agreements set forth on the Schedule attached hereto (the “Agreements”).

2.	Representations and Warranties of Assignors. Assignor represents and warrants that as of the date hereof: (i) the Agreements are in full force and effect; (ii) all amounts required to be paid as of the date hereof under the Agreements have been paid; and (iii) Assignor is not in default under the Agreements.

3.	Assumption of Agreements. Assignee hereby assumes all duties, obligations, and responsibilities of the Assignor under the Agreements which accrue commencing as of the date hereof; provided, however, Assignee expressly does not assume any duties, obligations and/or responsibilities of the Assignor under the Agreements which accrued prior to the date hereof. Furthermore, Assignee agrees to perform, observe, and discharge all of the Assignor’s covenants and conditions under the Agreements which accrue commencing as of the date hereof.

4.	Miscellaneous. Except as modified by this Assignment, the terms, covenants, conditions and provisions of the Agreements will remain unmodified and in full force and effect. Captions and paragraph headings contained in this Assignment are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Assignment or any provision hereof. This Assignment and all transactions contemplated by this Assignment will be governed by and construed and enforced in accordance with the laws of the State of Florida. This Assignment may be executed in any number of counterparts, any one and all of which will constitute the contract of the parties and each of which will be deemed an original.

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C-1

IN WITNESS WHEREOF, the undersigned parties have executed this Assignment as of the day and year first above written.

ASSIGNOR:	ASSIGNEE:

AEGIS COMMUNICATIONS GROUP, INC.	NATIONSHEALTH, INC.

By:	By:

Name:	Name:

Title:	Title:

C-2

EXHIBIT F

CONSENT TO ASSIGNMENT OF LEASE AGREEMENT (OR OTHER AGREEMENT)

The undersigned, as Licensor (or Lessor), does hereby consent to the Assignment of the agreement attached hereto as Exhibit “A” (the “Agreement”). The aforesaid Agreement is in full force and effect. All amounts required to be paid under said Agreement have been duly and timely paid as of the date hereof. In consideration of the assumption by Assignee of the covenants, agreements and obligations by the “licensee/lessee” to be paid, performed and kept under the Agreement, Licensor hereby releases and discharge Assignor from any and all obligation and liability under the Agreement, and agrees to look solely to Assignee for the payment of the rentals and other sums, and for the performance and keeping of all the covenants, agreements and conditions, to be paid, performed or kept by the “licensor/lessee” under the Agreement, but only from and after the date hereof.

IN WITNESS WHEREOF, Licensor has caused this Consent to be executed as of             .

LICENSOR:

, a
Witnesses:

Print Name:	By:

Print Name:

Title:

Print Name:

EXHIBIT G

Pursuant to Section 11 of this Agreement, this Exhibit G sets forth Section 6.07(c) of the Strategic Agreement and subsections (a), (d), (e), (f) and (g) of Section 6.05 to which 6.07(c) of the Strategic Agreement refers:

“SECTION 6.07(c):

Option to Acquire Servicing Assets. In the event of a termination of this Agreement by CIGNA For Cause pursuant to subsections (a), (d), (e), (f) and (g) of Section 6.05, above, or in the event that USPG and NationsHealth change their business operations such that they no longer offer the Services, then CIGNA shall have the option to acquire, which option must be exercised within thirty (30) days of the final date on which USPG renders Services pursuant to this Agreement, the assets required to deliver all or part of the Services described in Exhibits 1.02, 1.03, 1.04, 1.05, and 1.06 . CIGNA shall have the option to acquire such physical assets from USPG and/or NationsHealth at their fair market value. NationsHealth may decline to sell such physical assets to CIGNA, in which instance CIGNA may acquire similar assets from third party vendors. NationsHealth and/or USPG will provide know how, expertise, and personnel resources to assist CIGNA, without cost to CIGNA, in replicating the functionality of such assets. Prior to the effective date of such termination, CIGNA may notify USPG or NationsHealth of CIGNA’s intent to exercise such option so that the transfer of such assets will occur simultaneously with the termination. Further, in the event of such termination, CIGNA shall have the option to acquire from USPG and/or NationsHealth, without cost to CIGNA, the intangible assets required to deliver all or part of the Services, including system specifications and configurations, software code, training and policy manuals, marketing plans and other information used by USPG or NationsHealth in the performance of the Services described in the foregoing exhibits through a grant by USPG and/or NationsHealth to CIGNA of a royalty-free perpetual license for such intangible assets to the extent of the authority of USPG and/or NationsHealth to grant such a license.”

“SECTION 6.05 For Cause. “For Cause” termination shall mean the following:

(a) As to a nonbreaching Party, the other Party’s breach of any of the terms and conditions of this Agreement that causes a Material Adverse Effect on the non-breaching Party, and remains uncured following written notice and a reasonable opportunity to cure, which shall not be less than ninety (90) days from the date of written notice of such breach.

(d) As to a nonbreaching Party, if a default occurs on a payment required to be made by the breaching Party relating to the PDP.

(e) As to a nonbreaching Party, if a Party is adjudicated to have committed fraud in a civil proceeding or otherwise settles a civil fraud action involving the United States for a material amount, or a criminal action is filed by a governmental agency against a Party arising out of, or relating to, the PDP, or a Party is excluded or debarred from participation in any federal or state health care program pursuant to 42 U.S.C. § 1320a-7.

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(f) As to a nonbreaching Party, if a Party: (i) is unable to pay its debts generally as they become due; (ii) makes a voluntary assignment for the benefit of creditors; (iii) is declared insolvent in any proceeding; (iv) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself, any of its property, assets or debts under any bankruptcy, insolvency or other similar laws now or hereafter in effect or petitions or applies to any tribunal for the appointment of a receiver, liquidator, custodian or trustee for such Party under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, liquidation, or dissolution law of any jurisdiction now or hereafter in effect; or (v) is named as a debtor party in such petition, application, case or proceeding and it indicates its approval thereof, consents thereto, acquiesces therein or acts in furtherance thereof, or if such petition, application, case or proceeding is not dismissed or stayed for a period of sixty (60) days after it is commenced, or is the subject of any order appointing any such receiver, liquidator, custodian or trustee or approving the petition in any such case or proceeding.

(g) If a Party undergoes a change in control which shall be defined as a transfer of all, or substantially all, of the Party’s assets, or a transfer of more than (i) fifty percent (50%) as to CIGNA, or (ii) twenty-five (25%) as to NationsHealth or USPG, of the voting control of their respective securities, in a single transaction or a series of transactions intended to effect a change in control of such Party then the Party not undergoing such change in control may deem a For Cause termination to have occurred, provided, however that a reorganization by a Party and one or more of its Affiliates for administrative or similar purposes shall not be deemed a change in control and provided further that as to USPG and/or NationsHealth this provision shall be limited to a change in control such that USPG and/or NationsHealth would be substantially controlled by a health plan or pharmacy benefit provider or another entity that substantially competes with, or operates a business that substantially conflicts with, CIGNA.”

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